Exhibit 99(a)


                                  PRESS RELEASE

          55 Technology Way o West Greenwich, Rhode Island 02817 USA o
      Telephone: 401 392-1000 o Fax: 401 392-1234 o Website: www.gtech.com


For Immediate Release                                Contact: Robert K. Vincent
September 13, 2002                                            Public Affairs
                                                              GTECH Corporation
                                                              401-392-7452


               GTECH ANNOUNCES FISCAL YEAR 2003 SECOND QUARTER AND
                              YEAR TO DATE RESULTS
          Reports Highest Quarterly Earnings Per Share in GTECH History


WEST GREENWICH, RI - (September 13, 2002) - GTECH (NYSE: GTK) today announced earnings for the second quarter and first six months of fiscal 2003, ended August 24, 2002.

"GTECH's second quarter results reflect the culmination of the benefits of the strategic initiatives we have been executing against for the past 24 months," said GTECH President and CEO W. Bruce Turner. "Our efforts to improve productivity, consolidate operations, and rebalance the workforce have resulted in a cost structure that is driving industry expectations and in line with our long-standing goal of improving our growth and competitiveness."

"We are excited about the positive trends we have been seeing in recent months, and we are encouraged by the strength of the business," said GTECH Chief Financial Officer Jaymin B. Patel. "The combined impact of our new operating model and our new technology platform gives us reason to believe that GTECH will be able to continue delivering long-term value to both our customers and our shareholders."

Operating Results

Earnings per share in the prior year have been restated to reflect the 2-for-1 common stock split effected in the form of a stock dividend, which was distributed on May 23, 2002, to shareholders of record as of May 16, 2002.

Revenues for the second quarter of fiscal 2003 totaled $221.0 million, down 6.6% from the $236.6 million of revenues in the second quarter of fiscal 2002, due to lower product sales. Net income was $38.2 million, or $0.66 per diluted share, up substantially over net income of $16.6 million, or $0.28 per diluted share, for the same period last year.

Revenues for the first six months of fiscal 2003 were $452.4 million, down 4.1% from revenues of $471.5 million for the same period last year, due to lower product sales, which were partially offset by higher service revenues. Net income was $67.2 million, or $1.14 per diluted share, up substantially over net income of $35.7 million, or $0.58 per diluted share, for the same period last year.

Prior year net income and diluted earnings per share adjusted for the new accounting rule on goodwill, which no longer allows for the amortization of goodwill, would have been $18.1 million or $0.30 per diluted share and $38.6 million or $0.63 per diluted share, for the prior year quarter and year-to-date periods, respectively.

Second Quarter

Service revenues were $211.6 million in the second quarter, up approximately 1% over the $209.6 million of service revenues in the same quarter last year. This increase was primarily driven by several new international contracts, including Jamaica and Taiwan, partially offset by the weakening of the Brazilian real against the U.S. dollar.

Had last year's average exchange rates prevailed throughout the most recent quarter, the Company estimates that service revenues would have increased by approximately 3%, compared to the second quarter of last year.

Product sales in the second quarter of fiscal 2003 were $9.4 million, down $17.6 million from the $27.0 million in the second quarter of fiscal 2002. Prior year product sales included one-time sales of terminals and software to our customer in the United Kingdom.

Service margins improved to 40.0% in the second quarter of fiscal 2003 from 31.5% in the second quarter of fiscal 2002, primarily driven by new contracts, lower depreciation associated with existing contracts, and emphasis on improving operational and service delivery efficiencies.

Product margins improved to 56.1% in the second quarter of fiscal 2003, versus 12.2% in the second quarter of last year, due to several factors including a change in product mix. Also, prior year product margins were adversely impacted by inventory reserves recorded in connection with a product sale contract with a customer in Italy.

Operating expenses in the second quarter of fiscal 2003 were $30.1 million, down $6.9 million, or 18.7% from the $37.0 million of operating expenses incurred in the second quarter of fiscal 2002, principally driven by the continued execution of cost savings initiatives and emphasis on improving efficiencies.

Other income of $2.3 million in the second quarter of fiscal 2003 is comprised principally of foreign exchange gains associated with the Company's foreign exchange management program designed to protect future cash flows. Other expense of $1.7 million in the second quarter of fiscal 2002 was primarily comprised of the write-off of the Company's $9.3 million cost method investment in the common stock of an Internet security developer, partially offset by a $3.9 million gain on the sale of a majority interest in the Company's subsidiary in the Czech Republic, which owns certain lottery assets, along with $2.1 million of the amortization of the gain on the Company's April 1998 sale of its 22.5% interest in Camelot Group plc, which was being amortized over the remaining period of Camelot's first operating license, which expired in September 2001, and $1.6 million of foreign exchange gains from hedging contracts.

Interest expense declined $3.7 million, or 57.7%, from $6.4 million in the second quarter of fiscal 2002, to $2.7 million in the second quarter of fiscal 2003, primarily due to lower debt balances along with lower interest rates resulting from the Company's debt restructuring in the fourth quarter of fiscal 2002.

Year to Date

Service revenues for the first six months of fiscal 2003 were $435.3 million, up $15.2 million, or 3.6%, over the $420.2 million of service revenues in the same period last year. This increase was primarily driven by several new international contracts, including Jamaica and Taiwan, partially offset by the weakening of the Brazilian real against the U.S. dollar.

Had last year's average exchange rates prevailed throughout the first six months of fiscal 2003, the Company estimates that service revenues would have increased by approximately 5.1% compared to the same period last year.

Product sales in the first six months of fiscal 2003 were $17.0 million, down $34.4 million from the $51.4 million in the same period last year. Prior year product sales included one-time sales of terminals and software to our customer in the United Kingdom.

Service margins improved to 37.1% compared to 31.4% in fiscal 2002, primarily driven by new contracts, lower depreciation associated with existing contracts, and improved operational and service delivery efficiencies.

Product margins improved to 39.2% this year versus 15.1% last year. Prior year product margins were adversely impacted by inventory reserves recorded in connection with a product sale contract with a customer in Italy.

Operating expenses in the first six months of fiscal 2003 were $59.5 million, down $16.2 million compared to the $75.7 million of operating expenses incurred in the first six months of fiscal 2002, primarily driven by the continued execution of cost saving initiatives and emphasis on improving efficiencies. The Company also benefited from the new rules on goodwill accounting, which eliminated the amortization of goodwill.

Interest expense declined $7.3 million, or 56.1%, from $12.9 million in the first six months of fiscal 2002, to $5.6 million in the first six months of fiscal 2003, primarily due to lower debt balances along with lower interest rates resulting from the Company's debt restructuring in the fourth quarter of fiscal 2002.

Cash Flow and Investments

During the first six months of fiscal 2003, the Company generated $199.7 million of cash from operations, which was used to fund investing activities totaling $91.3 million, resulting in free cash flows of $108.4 million. Approximately $42.5 million of these free cash flows were used to repurchase 1.5 million shares of the Company's common stock. At the end of the fiscal 2003 second quarter, the Company had no borrowings under its $300 million credit facility.

Financial Outlook

The Company also revised guidance upward for the fiscal year ending February 22, 2003.

The Company now expects service revenue growth in the range of 2% to 3%. The Company continues to expect product sales to be in the range of $90 to $110 million.

The Company expects that service profit margins will be in the range of 37% to 39%, and product sale profit margins to be in the range of 23% to 25%.

Based on the improved outlook, it now expects earnings per share for fiscal year 2003 to be in the range of $2.10 to $2.20 on a fully-diluted basis, rather than the previously announced $1.70 to $1.80 per share.

For the third quarter of fiscal 2003, ending November 23, 2002, the Company expects service revenues to increase 4% to 5% over the third quarter of last year, and product sales in the range of $46 to $48 million. The Company expects significant year-over-year improvement at both the gross profit and operating profit levels. Accordingly, the Company expects earnings per share to be in the range of $0.47 to $0.52 per share for the quarter, compared with the split-adjusted $0.37 reported in the same period last year.

Quarter Highlights

During the second quarter:

     o GTECH was selected as the successful vendor to provide a new integrated online and instant-ticket central system solution and services to An Post National Lottery Company in Ireland.

     o GTECH signed a two-year contract extension to provide online lottery products and services to the Missouri Lottery. The Company also provided equipment and services for Club Keno(R) at approximately 500 locations in Missouri.

     o    GTECH  signed  contract   extensions  to  provide   ongoing   software
          maintenance and consultancy, terminal and communications equipment services, and emergency services for Singapore Pools (Private) Ltd.

     o GTECH was named the preferred vendor to supply a new video lottery central computer system for AB Svenska Spel in Sweden.

     o GTECH was selected to supply equipment and services for a new integrated online and instant-ticket lottery system and associated telecommunications network by the California Lottery, the eighth largest lottery in the world.

     o More recently, GTECH was selected to provide equipment and services for a new lottery system telecommunications network for the Kansas Lottery.

     o    GTECH  announced the  appointment  of W. Bruce Turner as President and
          CEO  of  the  Company.  Also  in  the  quarter,   GTECH  accepted  the
          resignation of Howard S. Cohen.

"I'm proud of what the people of GTECH have accomplished over the past two years," continued Mr. Turner. "My goal going forward is to keep the Company strategically on-course and to continue our efforts to operate our business more efficiently. Fiscal discipline will remain a hallmark of GTECH, where the process of continuous improvement has become a way of life."

Other Business Developments

The Company previously disclosed that Caixa Economica Federal (CEF), operator of Brazil's National Lottery, intended to proceed with a procurement process designed to result in multiple vendors to administer Brazil's National Lottery, which is presently administered solely by GTECH under a contract which expires in January 2003. After the filing of GTECH's Form 10-Q for the quarter ending May 25, 2002, CEF issued four separate bids for equipment, supplies, and services relating to its lottery operations. GTECH instituted a series of legal challenges to the procurement process, alleging that the process violated a prior judicial decision and Brazilian law because, among other things, it did not allow potential bidders to submit an integrated proposal for products and services to CEF. The Brazilian lower court ruled in favor of GTECH and suspended, among other things, the procurement process commenced by CEF.

CEF appealed this decision to a Brazilian higher court. The appeal has not yet been decided on the merits, but the appellate court denied CEF's request to suspend the portion of the lower court ruling prohibiting the award of contracts by CEF. Following this interim decision, CEF indicated that it intends to proceed with the award of contracts to multiple vendors if it obtains a reversal of that portion of the lower court decision in favor of GTECH.

"We remain open to continuing discussions with Caixa, in the hope of achieving a mutually beneficial business solution, and we believe it is likely that we will achieve a contract extension beyond the current term," said Mr. Turner.

Certain statements contained in this press release are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Such statements include, without limitation, statements relating to the prospects and financial outlook for the Company, which reflect management assumptions regarding: (i) the future prospects for and stability of the lottery industry and other businesses in which the Company is engaged or expects to be engaged, (ii) the future operating and financial performance of the Company (including, without limitation, expected future growth in revenues, profit margins and earnings per share), and
(iii) the ability of the Company to retain existing business and to obtain and retain new business. Such forward looking statements reflect management's assessment based on information currently available, but are not guarantees and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward looking statements.

These risks and uncertainties include, but are not limited to, those set forth above, in the Company's subsequent press releases and on Reports by the Company on Forms 10-K, 10-Q and 8-K, and other reports and filings with the Securities and Exchange Commission, as well as risks and uncertainties respecting: (i) the potential impact of extensive and evolving government regulations upon the Company's business; (ii) the ability of the Company to continue to retain and extend its existing contracts and win new contracts; (iii) the possibility of slower than expected growth or declines in sales of lottery goods and services by the Company or the Company's customers; (iv) exposure to foreign currency fluctuations; (v) risks and uncertainties inherent in doing business in foreign jurisdictions; (vi) the relatively large percentage of the Company's revenues attributable to a relatively small number of the Company's customers; (vii) the fact that several of the Company's larger contracts are to be rebid within the next nine months; (viii) the possibility of significant fluctuation of quarterly operating results; (ix) the intensity of competition in the lottery industry;
(x) the possibility of substantial penalties under and/or termination of the Company's contracts; (xi) the ability of the Company to respond to technological change and to satisfy the future technological demands of its customers; (xii) opposition to expansion of lottery and gaming; (xiii) the Company's ability to attract and retain key employees; and (xiv) the possibility of adverse determinations in pending legal proceedings, including with respect to the Company's ongoing legal challenges to the CEF's procurement process in regards to the National Lottery in Brazil.

....

GTECH, a leading global information technology company with $1 billion in revenues and 4,400 people in 43 countries, provides software, networks, and professional services that power high-performance, transaction processing solutions. The Company's core market is the lottery industry, with a growing presence in financial services transaction processing. For more information about the Company, please visit GTECH's website at http://www.gtech.com.

Consolidated statement of operations to follow:


CONSOLIDATED INCOME STATEMENTS

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

                                                           (Unaudited)
                                                        Three Months Ended
                                                     August 24,      August 25,
                                                       2002            2001
                                                      (Dollars in thousands,
                                                      except per share amounts)
Revenues:
   Services                                        $   211,600      $  209,619
   Sales of products                                     9,358          26,965
                                                   -----------      ----------
                                                       220,958         236,584
Costs and expenses:
   Costs of services                                   126,942         143,592
   Costs of sales                                        4,109          23,663
                                                   -----------      ----------
                                                       131,051         167,255
                                                   -----------      ----------

Gross profit                                            89,907          69,329

Selling, general and administrative                     22,901          27,081

Research and development                                 7,170           8,336

Goodwill amortization                                      -             1,590
                                                   -----------      ----------
   Operating expenses                                   30,071          37,007
                                                   -----------      ----------

Operating income                                        59,836          32,322

Other income (expense):
   Interest income                                         977           1,224

   Equity in earnings of unconsolidated affiliates       1,261           1,400

   Other income (expense)                                2,269          (1,685)

   Interest expense                                     (2,718)         (6,429)
                                                   -----------      ----------
Income before income taxes                              61,625          26,832

Income taxes                                            23,418          10,196
                                                   -----------      ----------
Net income                                         $    38,207      $   16,636

Basic earnings per share                           $      0.67      $     0.28
                                                   -----------      ----------
Diluted earnings per share                         $      0.66      $     0.28
                                                   -----------      ----------

                                                             (Unaudited)
                                                           Six Months Ended
                                                      August 24,     August 25,
                                                         2002           2001
                                                       (Dollars in thousands,
                                                      except per share amounts)
Revenues:
   Services                                        $   435,335      $  420,170
   Sales of products                                    17,035          51,379
                                                   -----------      ----------
                                                       452,370         471,549
Costs and expenses:
   Costs of services                                   273,877         288,084
   Costs of sales                                       10,356          43,600
                                                   -----------      ----------
                                                       284,233         331,684

Gross profit                                           168,137         139,865

Selling, general and administrative                     45,810          56,651

Research and development                                13,672          15,969

Goodwill amortization                                    -               3,063
                                                   -----------      ----------
   Operating expenses                                   59,482          75,683
                                                   -----------      ----------
Operating income                                       108,655          64,182

Other income (expense):
   Interest income                                       1,819           3,254

   Equity in earnings of unconsolidated affiliates       1,957           2,575

   Other income                                          1,678             493
                                                   -----------      ----------
   Interest expense                                     (5,643)        (12,851)
                                                   -----------      ----------
Income before income taxes                             108,466          57,653

Income taxes                                            41,218          21,908
                                                   -----------      ----------
Net income                                         $    67,248      $   35,745
                                                   -----------      ----------
Basic earnings per share                           $      1.17      $     0.59
                                                   -----------      ----------
Diluted earnings per share                         $      1.14      $     0.58
                                                   -----------      ----------

CONSOLIDATED BALANCE SHEETS

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
                                                          (Unaudited)
                                                   August 24,       February 23,
                                                      2002              2002
ASSETS                                                 (Dollars in thousand)
CURRENT ASSETS:
   Cash and cash equivalents                       $   114,906      $   35,095

   Trade accounts receivable                            88,439         100,361

   Sales-type lease receivables                          4,681           4,894

   Inventories                                          99,409          86,629

   Deferred income taxes                                28,321          28,321

   Other current assets                                 16,022          22,730
                                                   -----------      ----------
                   TOTAL CURRENT ASSETS                351,778         278,030


SYSTEMS, EQUIPMENT AND OTHER ASSETS
  RELATING TO CONTRACTS                                390,477         369,595

GOODWILL                                               115,498         116,828

OTHER ASSETS                                            88,529          89,376
                                                   -----------      ----------
                   TOTAL ASSETS                    $   946,282      $  853,829

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:

   Short term borrowings                           $     2,466      $    2,358

   Accounts payable                                     44,329          43,430

   Accrued expenses                                     73,750          75,666

   Employee compensation                                27,850          37,941

   Advance payments from customers                     107,843          72,645

   Income taxes payable                                 65,701          53,928

   Current portion of long-term debt                     4,019           3,510
                                                   -----------      ----------
                   TOTAL CURRENT LIABILITIES           325,958         289,478

LONG-TERM DEBT, less current portion                   333,657         329,715

OTHER LIABILITIES                                       38,088          27,986

DEFERRED INCOME TAXES                                    4,825           3,695

COMMITMENTS AND CONTINGENCIES                            -                 -

SHAREHOLDERS' EQUITY:

   Preferred Stock, par value $.01 per share--           -                 -
   20,000,000 shares authorized, none issued
   Common Stock, par value $.01 per share--
   150,000,000 shares authorized, 92,296,404
   and 92,297,404 shares issued; 57,205,079
   and 57,491,256 shares outstanding at
   August 24, 2002 and February 23, 2002,
   respectively (shares adjusted to reflect
   May 2002 two-for-one stock split)                       923             461

   Additional paid-in capital                          241,536         234,247

   Equity carryover basis adjustment                    (7,008)         (7,008)
   Accumulated other comprehensive loss               (108,066)       (100,815)
   Retained earnings                                   609,138         542,878
                                                   -----------      ----------
   Less cost of 35,091,325 and 34,806,148 shares       736,523         669,763
   in treasury at August 24, 2002 and February 23,
   2002, respectively (shares adjusted to reflect
   May 2002 two-for-one stock split)                  (492,769)       (466,808)
                                                   -----------      ----------
                                                       243,754         202,955
                                                   -----------      ----------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $   946,282      $  853,829
                                                   -----------      ----------


CONSOLIDATED STATEMENTS OF CASH FLOWS

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
                                                          (Unaudited)
                                                        Six Months Ended
                                                    August 24,       August 25,
                                                        2002            2001
                                                      (Dollars in thousands)
                                                      ----------------------
OPERATING ACTIVITIES
Net income                                         $    67,248      $   35,745
Adjustments to reconcile net income to net
   cash provided by operating activities:
      Depreciation                                      66,619          81,277
      Intangibles amortization                           3,369           4,630
      Goodwill amortization                              -               3,063
      Asset impairment charges                           -               9,313
      Equity in earnings of unconsolidated
        affiliates, net of dividends received              653            (442)
      Other                                              2,967          (7,836)
      Changes in operating assets and liabilities:
         Trade accounts receivable                       8,490          21,255
         Inventories                                   (12,780)          3,978
         Special charge                                   (618)         (4,850)
         Other assets and liabilities                   63,705          39,729
                                                   -----------      ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES              199,653         185,862

INVESTING ACTIVITIES
Purchases of systems, equipment and other assets
   relating to contracts                               (88,395)       (118,096)
Investments in and advances to unconsolidated
   subsidiaries                                          -               3,187
Other                                                   (2,950)           (369)
                                                   -----------      ----------
NET CASH USED FOR INVESTING ACTIVITIES                 (91,345)       (115,278)

FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt             -             181,000
Principal payments on long-term debt                    (3,616)       (136,255)
Purchases of treasury stock                            (42,453)       (186,293)
Proceeds from stock options                             14,331          32,258
Other                                                    1,504          (1,346)
                                                   -----------      ----------
NET CASH USED FOR FINANCING ACTIVITIES                 (30,234)       (110,636)

Effect of exchange rate changes on cash                  1,737          (1,692)
                                                   -----------      ----------
INCREASE (DECREASE) IN CASH AND CASH  EQUIVALENTS       79,811         (41,744)

Cash and cash equivalents at beginning of period        35,095          46,948
                                                   -----------      ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD         $   114,906      $    5,204
                                                   -----------      ----------